Exhibit 5.1

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

21 August 2020

Your reference
Smith & Nephew plc Building 5, Croxley Park Hatters Lane Watford, Hertfordshire WD18 8YE United Kingdom	Your Reference
Our reference
MJMC
Direct line
Direct Line 020 7090 4100

Dear Sirs

Smith & Nephew plc (the “Company”)

We have acted as legal advisers to the Company as to English law in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the United States Securities and Exchange Commission (the “SEC”) on the date of this letter relating to the registration of ordinary shares each of US$0.20 par value in the share capital of the Company (the “Ordinary Shares”). We have not been involved in the preparation of the Global Share Plan 2020 (as defined below) and our involvement has been limited to the writing of this letter. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

Unless otherwise defined in this letter, expressions defined in the Registration Statement have the same meanings when used in this letter.

This letter sets out our opinion on certain matters of English law as at the date of this letter and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have examined:

(A)	a copy of the Registration Statement filed with the Securities and Exchange Commission on the date of this letter;

SJ Cooke SM Edge PP Chappatte PH Stacey DL Finkler SP Hall JD Boyce N von Bismarck PWH Brien SR Galbraith AG Ryde JAD Marks DA Wittmann TS Boxell	JC Twentyman DJO Schaffer STM Lee AC Cleaver DR Johnson RA Swallow CS Cameron CA Connolly PJ Cronin BJ-PF Louveaux E Michael RR Ogle PC Snell HL Davies	JC Putnis RA Sumroy JC Cotton RJ Turnill WNC Watson CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown RA Chaplin J Edwarde AD Jolly	S Maudgil JS Nevin JA Papanichola RA Byk GA Miles GE O'Keefe MD Zerdin RL Cousin BJ Kingsley IAM Taylor DA Ives MC Lane LMC Chung RJ Smith	MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes	CP McGaffin CL Phillips SVK Wokes NSA Bonsall MJM Cox RCT Jeens V MacDuff PL Mudie OI Storey DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie	CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan	HEB Hecht CL Jackson OR Moir S Shah	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388 900464919

(B)	a copy of the Memorandum and Articles of Association of the Company (the “Articles of Association”) (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006 and its predecessors);

(C)	the company secretary’s certificate dated the date of this letter in respect of the Company (the “Secretary’s Certificate”); and

(D)	a copy of the rules of The Smith & Nephew Global Share Plan 2020 (the “Global Share Plan 2020”).

For the purposes of this letter, we have carried out in respect of the Company:

(A)	a search at the Registrar of Companies in respect the Company on the date of this letter; and

(B)	a telephone search at the Central Registry of Winding-Up Petitions in respect of the Company on the date of this letter, together the “Searches”.

For the purposes of this letter, we have assumed:

(A)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(B)	that the statements contained in the Secretary’s Certificate are complete and accurate as at the date of this letter;

(C)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(D)	that the copy of the Memorandum and Articles of Association of the Company examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with section 36 of the Companies Act 2006;

(E)	in resolving to issue the Ordinary Shares, the directors of the Company will act in good faith to promote the success of the Company for the benefit of its members as a whole and in accordance with any other duty, breach of which could give rise to such transactions being avoided;

(F)	that the names of the appropriate persons will be entered in the Company’s register of members upon allotment of the Ordinary Shares;

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(G)	that (i) the information disclosed by the Searches referred to above at the time each was conducted, was complete, up to date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(H)	that (i) no proposal for a voluntary arrangement has been made or moratorium obtained under Part I or Part A1 of the Insolvency Act 1986 (as amended), (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no analogous procedure has been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(I)	that the performance of each obligation under the Global Share Plan 2020 is not illegal or contrary to public policy in any place outside England or Wales in which that obligation is to be performed;

(J)	that all acts, conditions or things to be fulfilled, performed or effected in connection with the Global Share Plan 2020 under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected;

(K)	that the Global Share Plan 2020, the rules of which we have examined, is in force, was validly adopted by the Company and has been and will be operated in accordance with its terms;

(L)	that a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of the Ordinary Shares, at which it was or will be resolved to allot and issue the Ordinary Shares;

(M)	that the Ordinary Shares will be issued in accordance with the rules of the Global Share Plan 2020;

(N)	that the Ordinary Shares, before allotment or issue, will be fully paid up in accordance with the Companies Act 2006;

(O)	that the Global Share Plan 2020 will be deemed to be an “employees’ share scheme” for the purposes of section 1166 of the Companies Act 2006;

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(P)	that the provisions of section 682 of the Companies Act 2006 will apply to the allotment and issue of Ordinary Shares pursuant to the Global Share Plan 2020;

(Q)	that the Company has not made and will not make a payment out of capital in respect of the purchase of its own shares which would cause a liability to be incurred by its shareholders under the UK Insolvency Act 1986 (as applicable);

(R)	that none of the holders of the Ordinary Shares has received or will receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the Companies Act 2006 (as applicable);

(S)	that there is no actual or implied additional contractual relationship between the Company and the holders of the Ordinary Shares, except for any contract of employment, the Company’s Articles of Association and the Global Share Plan 2020;

(T)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(U)	that any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects; and

(V)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Ordinary Shares under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of opinion that the Ordinary Shares to be issued by the Company pursuant to and in accordance with the terms of the Global Share Plan 2020, when so issued, will be validly issued, credited as fully paid and non-assessable. In this context “non-assessable” means that the holder of an Ordinary Share is not liable, solely because he is a holder of an Ordinary Share, for additional assessments or calls on the Ordinary Share by the Company or its creditors.

Our reservations are as follows:

(A)	insofar as any obligation under the Global Share Plan 2020 is to be performed in any jurisdiction other than England and Wales, an English Court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(B)	we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Global Share Plan 2020;

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(C)	the obligations of the Company and the remedies available to the Company or participants under or in respect of the Global Share Plan 2020 will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;

(D)	we have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement, or that no material information has been omitted from it. In addition, we express no opinion as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder; and

(E)	the Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately; once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name, in the context and form in which it appears therein. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is provided to you in connection with the Registration Statement. We have not advised anyone other than the Company (a "third party") in connection with the issue of the Ordinary Shares, and are under no obligation to do so. Nothing in this letter nor the delivery of it to a third party shall create or constitute a solicitor-client relationship between us and a third party, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the issue of the Ordinary Shares or any related or unrelated matter.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partners of the firm or person working for the firm or similar right.

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Yours faithfully,

/s/ Slaughter and May

Slaughter and May

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